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                                                                       Exhibit 5


August 29, 2001


AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948

Ladies and Gentlemen:

              I am Senior Vice President and General Counsel of AmerUs Group Co. (the "Company") and I have acted as counsel to the Company in connection with the preparation of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-32203 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the adoption of the Registration Statement by the Company, pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), as a successor issuer of AmerUs Life Holdings, Inc. and the principles set forth in the no action letter provided to AmerUs Life Holdings, Inc. and the Company on July 24, 2000, and for the registration under the Securities Act of shares of common stock, no par value per share, of AmerUs Group Co. ("AGC Stock") which may be issued to employees of the Company and its subsidiaries pursuant to the AmerUs Group Co. Stock Incentive Plan (the "Plan").

              I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

              Based on the foregoing, I am of the opinion that (1) the Company is duly incorporated and validly existing under the laws of the State of Iowa and (2) the AGC Stock will, when sold, be legally issued, fully paid and non-assessable.

              I hereby consent to the filing of this opinion as Exhibit 5 to the Post-Effective Amendment No. 1 to the Registration Statement.



                                        Very truly yours,

                                        /s/ Joseph K. Haggerty, Esq.